Exhibit 3.138(a)

ARTICLES OF
AMENDMENT AND RESTATEMENT
OF THE
ARTICLES OF INCORPORATION
OF
SOUTHERN TRACE COUNTRY CLUB OF SHREVEPORT, INC.

Southern Trace Country Club of Shreveport, Inc., a Louisiana corporation (the “Corporation”), through its undersigned President and Secretary and by authority of its Board of Directors, does hereby certify that:

I.

The Amended and Restated Articles of Incorporation set forth in paragraph V below accurately copies the Articles of Incorporation and all amendments thereto in effect on the date hereof without any substantive changes except as made by the new amendments described in paragraph V below.

II.

Each amendment has been effected in conformity with law.

III.

The date of incorporation was April 22, 1991, and the date of these Amended and Restated Articles of Incorporation is November 9, 2010.

IV.

On November 9, 2010, amendments to the Articles of Incorporation of the Corporation were duly adopted pursuant to a Unanimous Written Consent of the Shareholders of the Corporation. Such amendments: Article 10, Subsection (xviii) has been deleted and subsequent subsections have been renumbered accordingly.

V.

The Amended and Restated Articles of Incorporation of the Corporation shall read as set forth below:

SOUTHERN TRACE COUNTRY CLUB OF SHREVEPORT, INC.

FIRST.                    The name of the corporation is Southern Trace Country Club of Shreveport, Inc. (the “Corporation”).

SECOND.               The address of the Corporation’s registered office in the State of Louisiana is 320 Somerulos Street in the City of Baton Rouge, East Baton Rouge Parish 70802-6129. The name of its registered agent at such address is Corporation Service Company.

THIRD.                  The Corporation has been formed for the following purposes:

(a)           to own that certain parcel of real property, together with all improvements located thereon, currently known as the Southern Trace Country Club, in the City of Shreveport, State of Louisiana (the “Property”) and to operate or cause the Property to be operated;

(b)           to engage in any activities necessary to purchase, acquire, own, hold, sell, endorse, transfer, assign, pledge, lease, mortgage and finance the Property including, without limitation, the grant of a security interest in or mortgage on such Property;

(c)           to engage in any activities necessary to hold, receive, exchange, otherwise dispose of and otherwise deal in and exercise all rights, powers, privileges, and all other incidents of ownerships or possession with respect to all of the Corporation’s property;

(d)           to engage in any activities necessary to authorize, execute and deliver any agreement, notice or document in connection with the activities described above, including the filing of any notices, applications and other documents necessary or advisable to comply with any applicable laws, statutes, rules and regulations; and

(e)           to engage in any lawful activities and to exercise such powers permitted to corporations under the Business Corporation Law of the State of Louisiana.

FOURTH.              The total number of shares of stock which the Corporation shall have authority to issue is 1,000. All such shares are to be Common Stock, par value of $1.00 per share, and are to be of one class.

FIFTH.                   [Reserved].

SIXTH.                   Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

SEVENTH.

(a)           The business and affairs of the Corporation shall be managed by or under the direction of the Corporation’s Board of Directors.

(b)           The number of directors of the Corporation shall be as from time to time fixed by the Corporation’s Board of Directors, or in any other manner provided in the By-Laws of the Corporation.

EIGHTH.                In furtherance and not in limitation of the powers conferred by the laws of the State of Louisiana, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the By-Laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any By-Law whether adopted by them or otherwise.

NINTH.                  The Corporation shall respect and appropriately document the separate and independent nature of its activities, as compared with those of any other person or entity, take all reasonable steps to continue its identity as a separate legal entity, and make it apparent to third persons that the Corporation is an entity with assets and liabilities distinct from those of any other person or entity.

TENTH.                 A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Business Corporation Law of the State of Louisiana as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ELEVENTH.          The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation, and other provisions authorized by the laws of the State of Louisiana at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to these Amended and Restated Articles of Incorporation in their present form or as hereafter amended are granted subject to the rights reserved in this article.

TWELFTH.           [Reserved].

THIRTEENTH.             The Corporation shall not, without the unanimous vote of the entire Board of Directors without any vacancies, institute proceedings to be adjudicated bankrupt or insolvent; or consent to the institution of bankruptcy or insolvency proceedings against it; or file a petition seeking, or seek or consent to, reorganization or relief under any applicable federal or state law relating to bankruptcy; or consent to the appointment of a receiver, liquidator, assignee, trustee, to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of this Corporation or a substantial part of its property; or make any assignment for the benefit of creditors; or admit in writing its inability to pay its debts generally as they become due; or take any corporate action in furtherance of any such action; or take or consent to any of the foregoing actions with respect to any subsidiary of the Corporation.

FIFTEENTH.         The period of the Corporation’s duration is perpetual.

IN WITNESS WHEREOF, the undersigned officer of the Corporation as executed these Articles of Amendment this 10th day of November, 2010.

SOUTHERN TRACE COUNTRY CLUB OF SHREVEPORT, INC.

By:	/s/ Eric Affeldt
Eric Affeldt, President

By:	/s/ Ingrid Keiser
Ingrid Keiser, Secretary

ACKNOWLEDGMENT

STATE OF TEXAS

COUNTY OF DALLAS

BEFORE ME, the undersigned authority, personally came and appeared, Eric Affeldt and Ingrid Keiser, personally known to me, who, being duly sworn, did depose and state that they are the President and Secretary, respectively, of Southern Trace Country Club of Shreveport, Inc., and in said capacities executed the foregoing Amended and Restated Articles of Incorporation, upon and pursuant to the authority of the shareholders of said corporation, and as its and their free act and deed.

/s/ Eric Affeldt
Eric Affeldt, President

/s/ Ingrid Keiser
Ingrid Keiser, Secretary

Sworn to and subscribed before me, this 12th day of November, 2010.

/s/ Laine A. Schroeder
NOTARY PUBLIC